Exhibit 10.2

Y-MABS THERAPEUTICS, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Y-mAbs Therapeutics, Inc. (“Employer”), and its subsidiaries, parents, affiliates, successors, and assigns (together with Employer, “Company”), the compensation paid to me now and during my employment with Company, and Company’s agreement to provide me with access to its Confidential Information (as defined below), I enter into this Employee Confidential Information and Inventions Assignment Agreement with Employer (the “Agreement”).

A. During the course of my employment, I will have access to and knowledge of Company’s trade secrets and Confidential Information; and

B. It is of material benefit to restrict the disclosure of Company’s trade secrets and Confidential Information with a nondisclosure, non-solicitation, and non-competition agreement, all of which are reasonable in terms of scope, geography and duration.

Accordingly, in consideration of the mutual promises and covenants contained herein, Employer (on behalf of itself and Company) and I agree as follows:

1.             Confidential Information Protections.

1.1          Recognition of Company’s Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company, or as approved by an officer of Company. I will use Confidential Information only for the benefit of Company and acknowledge that, as between Company and me, Company owns exclusive rights to any and all Confidential Information. I will obtain written approval by an officer of Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I will take all reasonable precautions to prevent the disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Company information or documentation to which I have access during my employment, regardless of whether it contains Confidential Information, is the property of Company and cannot be downloaded or retained for my personal use or for any use that is outside the scope of my duties for Company.

1.2          Confidential Information. “Confidential Information” means any and all confidential knowledge or data of Company, and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, specifications, formulas, compositions, compounds, drugs, cell lines, reagents, biologics, antibodies, therapeutic products, data (including pharmacological, toxicological, preclinical and clinical test data), technology, software in source or object code, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in or arising from all of the foregoing (collectively, “Inventions”), including all Company Inventions (defined in Section 2.1); (b) information regarding or resulting from research, development, testing, trials, studies (including regarding product safety, efficacy or use), new products, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, regulatory plans and filings, manufacturing processes and manufacturers, suppliers and supplier information; (c) information about customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information; (d) information about Company’s business partners and licensees and their services, including names, representatives, proposals, bids, contracts, and the products and services they provide; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of Company could use to Company’s competitive disadvantage. However, Company agrees that I am free to use information (i) that I knew before my employment with Company or that is, at the time of use,, (ii) generally known in the trade or industry through no breach of this Agreement by me, (iii) received on a non-confidential basis by me from a third-party who has the lawful right to disclose such information or (iv) that I am required to disclose pursuant to a court order or law.

1.3          Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4          Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information and Third Party Information as provided in this Section 1. The restrictions in this Section 1 are intended to and will continue indefinitely, even after my employment by Company ends. However, if a time limitation on my obligation not to use or disclose Confidential Information and Third Party Information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, the two-year period after the date my employment ends will be the time limitation relevant to the contested restriction; provided, however, that my obligation not to disclose or use trade secrets that are protected without time limitation under applicable law will continue indefinitely.

1.5          No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company’s premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.

1.6          Restricted Access Granted. In exchange for my agreement not to disclose or use Confidential Information or Third Party Information, except as required in performing my duties for Company, and for the non-solicitation covenants, and the other promises provided herein, Company will grant me access to Confidential Information or Third Party Information required to fulfill the duties of my position as determined by Company. I agree that Company has no pre-existing obligation to reveal Confidential Information or Third Party Information.

2.              Assignments of Inventions.

2.1          Definitions. The term (a) “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: patents and patent applications of any kind, industrial property, trade secrets, Copyrights, trademark and trade name rights, mask work rights, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights, all rights to priority, and any rights to apply for any such rights, and any equivalent or similar rights throughout the world, as well as all rights to pursue remedies for infringement or violation of any such rights); (b) “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) “Company Inventions” means any and all Inventions (and all Intellectual Property Rights related to Inventions) that are made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions.

2.2          Non-Assignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I develop entirely on my own time without using Company’s equipment, supplies, facilities or trade secrets, or Confidential Information, except for Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with any work performed by me for Company. In addition, this Agreement does not apply to any Invention that qualifies fully for protection from assignment to Employer under any specifically applicable state or district law, regulation, rule or public policy (collectively, “Nonassignable Inventions”).

2.3           Prior Inventions.

(a)            On the signature page to this Agreement is a list describing any Inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me before my date of first employment by Company, and (ii) may relate to Company’s business or actual or demonstrably anticipated research or development, and (iii) are not to be assigned to Company (“Prior Inventions”). If no such list is attached, I agree, represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.

(b)            If I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Nonassignable Inventions in any product or service of Company, or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a “License Event”), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above. For purposes of this Section 2.3(b), “Prior Inventions” includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.

2.4           Assignment of Company Inventions. I hereby assign to Employer, and shall assign to Employer, all my right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer’s customers, with respect to such rights. Neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.

2.5           Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all Inventions that I author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any Inventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose to third parties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.

2.6           Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including the United States, all my right, title, and interest in and to any particular Company Invention.

2.7           Ownership of Work Product. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

2.8           Enforcement of Intellectual Property Rights and Assistance. I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under this Agreement.

3.             Records. I will keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.

4.             Duty of Loyalty During Employment. During my employment by Company, I will not, without Company’s written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5.             No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers. I agree that during the period of my employment and for the one-year period after the date my employment ends for any reason, including voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

5.1          solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person then employed by Company or who has left the employment of Company within the preceding six months, or any person or entity engaged by Company as a consultant or independent contractor or who/which has ceased a service relationship with Company within the preceding six months, to terminate such person’s or entity’s relationship with Company, even if I did not initiate the discussion or seek out the contact;

5.2          solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person then employed by Company or who has left the employment of Company within the preceding six months, or any person or entity engaged by Company as a consultant or independent contractor or who/which has ceased a service relationship with Company within the preceding six months, to terminate such person’s or entity’s relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined below);

5.3          hire or attempt to hire any person who is an employee, consultant, or independent contractor of Company, even if I did not initiate the discussion or seek out the contract;

5.4          hire, employ, or engage any person then employed by Company or who has left the employment of Company within the preceding six months in a business venture as partners or owners or other joint capacity, or attempt to hire, employ, or engage any person then employed by Company or who has left the employment of Company within the preceding six months in a business venture as partners or owners or other joint capacity;

5.5          solicit, induce, encourage, or participate in an attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

5.6          solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services;

5.7          solicit, induce, encourage or attempt to solicit, induce, or encourage, any franchisee, joint venture, supplier, vendor or contractor who conducted business with Company at any time during the two-year period before the termination of my employment with Company, to terminate or adversely modify any business relationship with Company or not to proceed with, or enter into, any business relationship with Company, nor will I otherwise interfere with any business relationship between Company and any such franchisee, joint venture, supplier, vendor or contractor; or

5.8          perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer (except as prohibited by law).

For purposes of this Agreement: (a) a “Customer or Potential Customer” is any person or entity who or which used or inquired of Company’s services, or who licensed, marketed, promoted, distributed or otherwise commercialized any of Company’s product, technology or Intellectual Property Rights (or inquired about obtaining such rights), at any time during the two-year period preceding the termination of my employment with Company; and (b) “Conflicting Services” means any product, service, or process or the marketing, promotion, design, supply, distribution, manufacture, licensing, research or development thereof, of any person or organization other than Company that competes with a product, service, or process, including the marketing, promotion, design, supply, distribution, manufacture, licensing, research or development thereof, of Company.

6.             Non-Compete Provision.

6.1          For the one year period after the date my employment ends for any reason, including voluntary termination by me or involuntary termination by Company (except as prohibited by law), I will not, directly or indirectly, as an officer, director, employee, consultant, owner, investor, shareholder, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services (defined above) anywhere in the Restricted Territory (defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.

6.2          The parties agree that, for purposes of this Agreement, “Restricted Territory” means (a) all counties in New York; (b) all other states or districts of the United States of America; (c) all other states or districts of Denmark, and (d) ) any other countries from which Company (directly or through third parties, including licensees and marketing, supply, manufacturing, research, development, and distribution partners) provided or licensed goods or services, had customers or business partners, or otherwise conducted business, including research and development activities, at any time during the two-year period before the date of the termination of my relationship with Company.

7.             Reasonableness of Restrictions. I have read this entire Agreement and understand it. I acknowledge that (a) I have the right to consult with counsel before signing this Agreement, (b) I will derive significant value from Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to Company, and (c) that my fulfillment of the obligations contained in this Agreement, including my obligation neither to disclose nor to use Company Confidential Information other than for Company’s exclusive benefit and my obligations not to compete and not to solicit are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of Company. I agree that (i) this Agreement does not prevent me from earning a living or pursuing my career, and (ii) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section 7 and/or Section 13.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.

8.             No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust before my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement.

9.             Return of Company Property. When I cease to be employed by Company or upon Company’s earlier request, I will deliver to Company any and all materials, together with all copies thereof, containing or disclosing any Company Inventions, or Confidential Information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including Confidential Information, I will provide Company with (a) a computer-useable copy of all such information and then permanently delete such information from those systems, and (b) access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. Any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time during my employment, with or without notice. Before leaving my employment with Company, I will (i) provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including any login, password, and account information, (ii) cooperate with Company in attending an exit interview, and (iii) complete and sign Company’s termination statement if required to do so by Company.

10.           Legal and Equitable Remedies.

10.1       It may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. Accordingly, in addition to any remedies available under applicable law and/or as set forth in any equity agreements between me and Company (including option grant notices), any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

10.2       If Company enforces this Agreement through a court order, the restrictions of Sections 5 and 6 will remain in effect for a period of twelve months from the effective date of the order enforcing the Agreement.

11.           Notices. Any notices required or permitted under this Agreement may be sent by certified or registered mail, courier, express mail, or email delivery. Notices will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Financial Officer” (with a copy to Company’s senior internal legal counsel), and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt. If delivered by email, notice will be considered to have been given upon either receipt of: (i) an acknowledgment or receipt by the recipient of the email, or (ii) electronic confirmation that said email has been opened by the recipient.

12.           Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Sections 5 and 6 are in effect, I will inform my potential employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I will inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.

13.           General Provisions.

13.1       Governing Law; Consent to Personal Jurisdiction; Notice of Change to Work Location. This Agreement will be governed by and construed according to the laws of the State of New York without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in New York and the state or district in which Company’s headquarters is located for any lawsuit filed there against me by Company arising from or related to this Agreement (although I understand Company will not file a lawsuit in the state or district in which Company’s headquarters is located if prohibited by applicable law). I will not change the state where I am primarily working for the Company without providing prior written notice to the Company of such change (other than in the case of any such change requested or required of me by the Company).

13.2       Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3       Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives. Notwithstanding anything to the contrary herein, Company may assign this Agreement and its rights and obligations under this Agreement to any successor to all or substantially all of Company’s relevant assets, whether by merger, consolidation, reorganization, reincorporation, sale of assets or stock, or otherwise. For avoidance of doubt, Company’s successors and assigns are authorized to enforce Company’s rights under this Agreement.

13.4       Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5       Employment At-Will. I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice, except as prohibited by law.

13.6       Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7       Export. I will not export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8       Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.9       Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE RIGHT TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.10     Entire Agreement. The obligations in Sections 1 and 2 (except Section 2.2 and Section 2.7 with respect to a consulting relationship) will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant, employee or other service provider if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement, together with any executed written offer letter between me and Company, is the final, complete and exclusive agreement between me and Company with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, whether written or oral; provided, however, if, before execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only, except that any restrictive covenant provisions of such agreement will not be superseded and will remain in effect and enforceable without limiting or affecting the provisions of this Agreement. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

13.11     Interpretation. For purposes of this Agreement, whenever the context requires the singular number includes the plural, and vice versa; the masculine gender includes the feminine and neuter genders; the feminine gender includes the masculine and neuter genders; and the neuter gender includes the masculine and feminine genders; and any references to sections (unless otherwise specified otherwise) refer to sections of this Agreement. The parties to this Agreement agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

13.12     Protected Activity Not Prohibited. I understand that nothing in this Agreement limits or prohibits me from filing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by law enforcement or any federal, state or local government agency, entity, or commission that enforces anti-discrimination laws, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, Company; otherwise discussing the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act; or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, provided that (a) in each case such communications and disclosures are consistent with applicable law and (b) the information subject to such disclosure was not obtained by me through a communication that was subject to the attorney client privilege or otherwise constitutes attorney work product, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 C.F.R. 205.3(d)(2), applicable state attorney conduct rules, or otherwise. I also understand that nothing in this Agreement prohibits me from discussing or disclosing information that is expressly prohibited from being the subject of employee nondisclosure obligations under applicable law, such as information about possible or actual unlawful acts in the workplace, including harassment or any other conduct or violation of any U.S. federal, state or local law, regulation, or public policy, or from speaking with an attorney regarding the same. Notwithstanding, in making any such disclosures or communications, I agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company Confidential Information to any parties other than the Government Agencies. Any agreement in conflict with the foregoing is hereby deemed amended to be consistent with the foregoing Paragraph 13.12.

[Signatures to follow on next page]

This Agreement will be effective as of the date signed by the employee below.

EMPLOYER:	EMPLOYEE:

/s/ Thomas Gad	/s/ Michael Rossi
(Signature)	(Signature)

Thomas Gad	MICHAEL ROSSI
(Printed Name)	(Printed Name)

Founder, President, Interim Chief Executive Officer and Head of Business Development & Strategy
October 17, 2023
(Title)	(Date Signed)

Prior Inventions

1.            Prior Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:

No Prior Inventions.

See below:

Additional sheets attached.

2.            Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

Additional sheets attached.